Exhibit 99.1

Andina Gold Corp. Announces CryoCann USA Corp Asset Acquisition

NEWS PROVIDED BY

Andina Gold Corp. ☐

Jun 28, 2021, 08:25 ET

DENVER, June 28, 2021 /PRNewswire/ -- Andina Gold Corp. (the “Company”) today announced the Company’s acquisition of the assets of CryoCann USA Corp;

CryoCann Asset Acquisition

Following the execution of a non-binding letter of intent on February 25 of this year, the Company undertook a due diligence review of a proposed transaction with CryoCann USA Corp (“CryoCann”). The Company’s management is pleased to announce the completion of that review and the signing of an Asset Purchase Agreement with CryoCann as contemplated in the letter of intent. Under the Asset Purchase Agreement, the Company, through its wholly owned subsidiary, will acquire substantially all of CryoCann’s intellectual property and other assets.

The intellectual property includes a patented process for gathering target materials from hemp and cannabis plants. CryoCann technology (represented by the patented process and related machinery) is designed to (i) protect and conserve all naturally present cannabinoids, flavonoids and terpenes during processing, (ii) capture the materials in their naturally occurring proportions, (iii) exclude heavy metals, pesticides and other contaminants, (iv) reduce the cost of harvesting and handling plants and (v) support faster and less costly processing of the captured materials into other final products. The high purity material produced with CryoCann technology can itself be a consumer-ready end product and can also be converted into other forms of cannabis and hemp extracts. Moreover, the material’s stability allows storage at room temperature for extended periods.

CryoCann technology may be commercially useful for handling other fragile plant materials with biopharmaceutical and specialty food applications.

The Company will pay a total consideration of $3,500,000 in cash and 10,000,000 shares of common stock in the Company. Concurrently with the signing of the Asset Purchase Agreement, two CryoCann principals, Steve Cimini and Matt Armstrong (who is the inventor of the acquired technology), joined the Company as Director of Sales and Director of Innovation, respectively.

Following the completion of the Asset Purchase Agreement, the Company’s Chairman of the Board, Dr. Delon Human, remarked:

It is clear that the Covid pandemic has affected all business sectors. Despite this reality, our Company has diligently been conserving its resources, whilst investigating opportunities for exponential business growth. We are now excited to announce the opportunity to exploit a powerful, new, proprietary technology that may prove to be a disruptive innovation in the cannabis, hemp and biopharmaceutical industries.

On April 1st, 2021, to leverage this opportunity, the Company hired Christian Noël as its Chief Executive Officer. Christian brings the Company the benefit of seven years of experience as a partner in a Montreal-based wealth management firm where he focused on the financial structure of the emerging legal cannabis industry. In addition, his deep understanding of the sector and close-up exposure to the practical business needs of cannabis and hemp processors, should serve the Company very well.

Speaking of his own experience, CEO Christian Noël added “I’ve done a sharp-pencil financial analysis of nearly every one of the world’s most prominent public and private cannabis and hemp companies. I believe that the enhancement of quality and the significant savings in costs offered by CryoCann technology have the power to turn the cannabis and hemp industry upside down.”

For additional information, please contact the Company by email at investors@andinagold.com or by telephone at +1 303 222 8092.

The Company’s common stock trades on the OTCQB® Venture Market with the ticker symbol AGOL.

This press release is not an offer of securities, or a solicitation for purchase, subscription or sale of securities in the United States of America or in any other jurisdiction in which it would be unlawful to do so.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 that involve known and unknown risks, uncertainties and other factors, including risk factors identified in the Company’s SEC filings, and which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Risks and uncertainties include, without limitation, changes in the regulatory environment affecting the sale and use of cannabis or hemp products and of other, potential lines of businesses that the Company will consider entering at a given time, demand for the Company’s products, internal funding and the financial condition of the Company, product roll-out, competition, our dependence upon our commercial partners, variations in the global commodities markets and other commercial matters involving the Company, its products and the markets in which the Company operates or seeks to enter, as well as general economic conditions. The forward-looking statements in this press release are made only as of the date hereof, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Caution Regarding Cannabis Operations in the United States

Investors should note that there are significant legal restrictions and regulations that govern the cannabis industry in the United States. Marijuana, as defined in the U.S. Controlled Substances Act, remains a Schedule I drug under the respective act, making it illegal under federal law in the U.S. to, among other things, cultivate, distribute or possess cannabis. Financial transactions involving proceeds generated by, or intended to promote, cannabis- related business activities in the U.S. may form the basis for prosecution under applicable U.S. federal money laundering legislation. Please carefully review the Company’s SEC filings with respect to related risk factors.

SOURCE Andina Gold Corp.

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